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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  FORM 12b-25
                                                   |---------------------------|
                                                   |      SEC FILE NUMBER      |
                                                   |          0-15457          |
                                                   -----------------------------

                          NOTIFICATION OF LATE FILING

[X] Form 10-K  [  ] Form 20-F  [  ] Form 11-K  [  ] Form 10-Q  [  ] Form N-SAR

                                                   |--------------------------|
                                                   |        CUSIP NUMBER      |
                                                   |         12556D-10-4      |
                                                   ----------------------------


     For Period Ended:    December 31, 1994
                          -----------------
     [  ] Transition Report on Form 10-K
     [  ] Transition Report on Form 20-F
     [  ] Transition Report on Form 11-K
     [  ] Transition Report on Form 10-Q
     [  ] Transition Report on Form N-SAR
     For the Transaction Period Ended:_______________________________________

|------------------------------------------------------------------------------|
|  Nothing in this form shall be construed to imply that the Commission has    |
|  verified any information contained herein.                                  |
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION

C.I.S. Technologies, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant


--------------------------------------------------------------------------------
Former Name if Applicable


6100 South Yale Avenue, Suite 1900
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)


Tulsa, Oklahoma  74136
--------------------------------------------------------------------------------
City, State and Zip Code


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
   |     (b)  The subject annual report, semi-annual report, transition report
   |          on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof,
[X]|          will be filed on or before the fifteenth calendar day following
   |          the prescribed due date; or the subject quarterly report of
   |          transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c)  The accountant's statement or other exhibit required by Rule 12b-
              25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

Due to the occurrence of three significant transactions in the fourth quarter of 1994, and the resulting added disclosures required to be included in the Form 10-K, Registrant is unable to complete the document by March 31, 1995.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

       Richard A. Evans          (918)        496-2451
       -----------------------  -----------   ---------------------------------
       (Name)                   (Area Code)   (Telephone Number)

(2)    Have all other periodic reports required under           [X] Yes  [  ] No
       Section 13 or 15(d) of the Securities Exchange Act of
       1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

(3) Is it anticipated that any significant change in results [X] Yes [ ] No of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

       See attached Exhibit 99.
-------------------------------------------------------------------------------


                           C.I.S. Technologies, Inc.
            ----------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 31, 1995        By:  /s/ Richard A. Evans
       --------------             --------------------
                                  Richard A. Evans
                                  Chief Financial Officer and Treasurer